UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported)
November 21, 2005
C&D Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9389	13-3314599

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1400 Union Meeting Road, Blue Bell, Pennsylvania	19422

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 619-2700
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.
     See “Item 2.03 — Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” for a description of (i) the Purchase Agreement dated as of November 16, 2005 (the “Purchase Agreement”) between C&D Technologies, Inc. (the “Company”) and Credit Suisse First Boston LLC and Wachovia Capital Markets, LLC (the “Initial Purchasers”), (ii) the Indenture, dated as of November 21, 2005 (the “Indenture”) between the Company, as issuer, and The Bank of New York, as trustee, governing the terms of the Company’s 5.25% Convertible Senior Notes Due 2025 (the “Notes”) and (iii) the Registration Rights Agreement dated as of November 21, 2005 (the “Registration Rights Agreement”) between the Company and the Initial Purchasers.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
     Pursuant to the Purchase Agreement, the Company agreed to sell to the Initial Purchasers $60.0 million aggregate principal amount of its Notes, which are convertible into cash or a combination of cash and shares of common stock, $.01 par value (the “Common Stock”), of the Company. In addition, the Company also granted the Initial Purchasers a 30-day option to purchase up to $15.0 million aggregate principal amount of additional Notes. The Initial Purchasers exercised this option, thereby resulting in the sale of $75.0 million aggregate principal amount of the Notes on November 21, 2005. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities.
     The closing of the sale of the Notes occurred on November 21, 2005. The Notes were not registered under the Securities Act of 1933, as amended (the “Securities Act”) and were sold to the Initial Purchasers on a private placement basis in reliance on the exemption from registration provided by Section 4(2) of the Securities Act provided by Rule 144A. Pursuant to the Registration Rights Agreement, the Company agreed, as promptly as practicable, but in no event more than 90 days after the original issuance of the Notes, to file a shelf registration statement with the Securities and Exchange Commission covering resales of the Notes and the Common Stock issuable upon conversion of the Notes. In addition, the Company agreed to use its commercially reasonable efforts to cause the shelf registration statement to become effective no later than June 19, 2006.
     Under the Indenture, the Company issued the Notes, which bear interest at 5.25% per annum on the principal amount from November 21, 2005, payable semi-annually in arrears in cash on May 1 and November 1 each year, beginning May 1, 2006. The Notes will mature on

November 1, 2025. The Notes are unsubordinated unsecured obligations and rank equally with the Company’s existing and future unsubordinated and unsecured obligations and are junior to any of the Company’s future secured obligations to the extent of the value of the collateral securing such obligations. The Notes are not guaranteed by, and are structurally subordinate in right of payment to, all obligations of the Company’s subsidiaries, except those subsidiaries that may in the future guarantee certain of the Company’s other obligations will also be required to guarantee the Notes.
     At any time on or after November 1, 2010 and on or before, November 1, 2012, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus any accrued and unpaid interest, including additional interest, if any, if in the previous 30 consecutive trading days ending on the trading day before the date of mailing of the redemption notice the closing sale price of the Common Stock exceeds 130% of the then effective conversion price of the Notes for at least 20 trading days. At any time after November 1, 2012, the Company may redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus any accrued and unpaid interest, including additional interest, if any. A holder of Notes may require the Company to repurchase some or all of the holder’s Notes for cash upon the occurrence of a fundamental change and on each of November 1, 2012, 2015 and 2020 at a price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest, if any, in each case.
     The Notes are convertible into shares of the Common Stock at any time prior to the close of business on the business day immediately preceding the maturity date of the Notes, unless the Company has redeemed or purchased the Notes, subject to certain conditions. The conversion rate with respect to a Note is initially 118.0638 shares of Common Stock per $1,000 principal amount, which represents an initial conversion price of approximately $8.47 per share, subject to adjustments. The holder may surrender the holder’s Notes for conversion if any of the following conditions is satisfied:
•	During any fiscal quarter, if the closing sale price of the Common Stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter exceeds 130% of the conversion price per share on such last trading day;

•	If the Company has called the Notes for redemption;

•	If the average of the trading prices of the Notes for any 5 consecutive trading day period is less than 98% of the average of the conversion values of the Notes during that period;

•	If the Company makes certain significant distributions to the holders of the Common Stock; or

•	In connection with a transaction or event constituting a fundamental change.
     Upon conversion, the Company will have the right to deliver, in lieu of shares of Common Stock, cash or a combination of cash and shares of Common Stock. At any time on or prior to the 21st trading day preceding November 1, 2025, the Company may irrevocably elect to satisfy in cash its conversion obligation with respect to the principal amount of the Notes to be converted after the date of such election, with any remaining amount to be satisfied, at the Company’s option, in cash, shares of Common Stock or a combination thereof.
     If applicable, the Company will pay a make-whole premium on Notes converted in connection with any fundamental change that occurs prior to November 1, 2012. The amount of the make-whole premium, if any, will be based on the Company’s stock price and the effective date of the fundamental change. The maximum make-whole premium, expressed as a percentage of the principal amount of the Notes, would be 17.4% upon the conversion of Notes in connection with the occurrence of a fundamental change on November 1, 2005 for consideration valued at $7.00 per share of Common Stock. The Indenture contains a detailed description of how the make-whole premium will be determined and a table showing the make-whole premium that would apply at various stock prices and fundamental change effective dates based on assumed interest and conversion rates. No make-whole premium will be paid if the price of the Common Stock on the effective date of the fundamental change is less than $7.00. Any make-whole premium will be payable in shares of Common Stock (or the consideration into which the Company’s Common Stock has been exchanged in the fundamental change) on the conversion date for the Notes converted in connection with the fundamental change.
     The description of the provisions of the Purchase Agreement, the Registration Rights Agreement and the Indenture set forth above is qualified in its entirety by reference to the full and complete terms set forth in the Purchase Agreement, the Registration Rights Agreement and the Indenture, copies of which will be filed as exhibits to a future filing with the Securities and Exchange Commission.

Item 7.01	Regulation FD Disclosure.
     On November 21, 2005, the Company issued a press release announcing that it has closed its previously announced private offering of $75.0 million aggregate principal amount of its Notes. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K current report.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
99.1	Press release dated November 21, 2005 (filed herewith).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C&D TECHNOLOGIES, INC.
By:	/s/ Stephen E. Markert, Jr.
Stephen E. Markert, Jr. — Vice President, Finance and Chief Financial Officer

Date: November 28, 2005

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release dated November 21, 2005